FOR IMMEDIATE RELEASE

American Realty Capital New York City REIT Acquires
570 Seventh Avenue in Times Square

New York, New York, November 10, 2014 – American Realty Capital New York City REIT, Inc. (“NYCR”), a public non-traded real estate investment trust (“REIT”), announced today that it has completed its acquisition of 570 Seventh Avenue, an institutional-quality office property located in Times Square, Manhattan for $170.3 million, exclusive of closing costs.

570 Seventh Avenue contains approximately 170,000 rentable square feet and is currently 76% leased as of the acquisition date.

“We are pleased to have closed on our purchase of 570 Seventh Avenue which is located at the desirable southern edge of the Times Square bowtie. This property presents an opportunity to increase cash flow through additional leasing, with boutique office floor plates that will appeal to a wide variety of new tenants, as well as repositioned Seventh Avenue retail frontage and a new, state-of-the-art advertising display system,” said Michael A. Happel, President of NYCR. “We continue to be very bullish on the Times Square submarket and this transaction proves once again our capabilities to acquire solid real estate in great locations.”

About NYCR

NYCR intends to elect and qualify as a REIT for U.S. federal income tax purposes beginning with the taxable year ending December 31, 2014 or its first year of material operations. Additional information about NYCR can be found on its website at www.newyorkcityreit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
Michael A. Happel President American Realty Capital New York City REIT, Inc. mhappel@nyrt.com (212) 415-6500	Gregory W. Sullivan Chief Operating Officer and Chief Financial Officer American Realty Capital New York City REIT, Inc. gsullivan@nyrt.com (212) 415-6500	Andrew G. Backman Managing Director Investor Relations and Public Relations RCS Capital Corporation abackman@rcscapital.com (917) 475-2135

Anthony J. DeFazio SVP of Public Relations DDCworks tdefazio@ddcworks.com (484) 342-3600